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                                                                    EXHIBIT 21.1



                        List of Registrant's Subsidiaries



Swisher Hygiene Franchise Corporation

Swisher International of Charlotte, Inc.

Swisher International of South Carolina, Inc.

Swisher Maids, Inc.

Swisher Hygienic Services, Inc.

Jacksonville Hygiene, Inc.

Surface Doctor, Inc.

F.M.S., Inc.